UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 13, 2015

Aceto Corporation
(Exact Name of Registrant as Specified in its Charter)

New York	000-04217	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4 Tri Harbor Court, Port Washington, NY 11050
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 13, 2015, Aceto Corporation (“Aceto” or the “Company”), entered into revised change in control agreements with Messrs. Salvatore Guccione, our President and Chief Executive Officer, Albert L. Eilender, our Chairman, Douglas Roth, our Chief Financial Officer, and Frank DeBenedittis, our Senior Vice President, Corporate Business Development.  These agreements superseded and replaced in their entirety Change in Control Agreements entered into with such individuals on July 2, 2012.  In addition, on February 13, 2015, Aceto entered into a change in control agreement with Satish Srinivasan, President and Chief Operating Officer of Rising Pharmaceuticals, Inc., a wholly owned subsidiary of the Company.  Mr. Srinivasan was not previously a party to a Change in Control Agreement.

The agreements provide “double trigger” change in control severance protections, as summarized below, which means no amount will become payable under the agreements unless a “change in control” of Aceto occurs and an executive’s employment is terminated by Aceto other than for “cause” or by the executive for “good reason” within a specified period following the change in control.  Copies of the change in control agreements are filed herewith as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 and are incorporated herein by reference.

Set forth below is a description of the terms of the change in control agreements that Aceto deems to be material:

●
Each agreement will automatically terminate if the executive ceases to be an employee of Aceto for any reason prior to the occurrence of a “change in control” (as defined in each agreement).  In addition, the Company can terminate each agreement on one year’s prior written notice; provided that, if a “change in control” of the Company occurs while the agreement is in effect, no such termination notice shall become effective until the second anniversary of the “change in control.”

●
If, during the two (2) year period following the occurrence of a “change in control,” an executive’s employment is terminated by the Company other than for “cause” (as defined in each agreement) or by the executive for “good reason” (as defined in each agreement), subject to the provisions regarding Sections 280G and 4999 of the Code summarized below, each executive will be entitled to the following (in lieu of any payments under the Company’s severance policy):

○
a cash lump sum equal to two (2) times (or, in the case of Mr. DeBenedittis, 1.75 times, or in the case of Mr. Srinivasan, 1.5 times) the sum of the executive’s base salary and annual performance award for the fiscal year preceding the “change in control,” and

○	continued participation in the Company’s group health plan, at the Company’s expense, for a period of two (2) years.

●
To the extent not theretofore already vested, one hundred percent (100%) of the executive’s then-outstanding and unvested “equity awards” (as defined in each Agreement) will become vested in full. If, however, an outstanding equity award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the equity award will vest as to one hundred percent (100%) of the amount of the equity award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

●
To the extent any amount or benefit to be provided pursuant to the agreement or otherwise (collectively, the “Payments”) would be treated as an “excess parachute payment,” as that phrase is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts and benefits the executive would otherwise receive shall be either (i) paid or allowed in full; or (ii) reduced (but not below zero) to the maximum amount which may be paid without causing any Payment to be nondeductible to the Company under Section 280G of the Code, or subject the executive to an excise tax under Section 4999 of the Code, whichever would result in the executive’s receipt, on an after-tax basis, of the greatest amount of Payments.

●
Each executive is required to execute a general release in favor of the Company, as a condition to receiving the severance payments, and to comply with customary post-employment covenants in favor of the Company, including confidentiality, non-competition, and non-solicitation covenants.

The foregoing description does not purport to be complete, and is qualified in its entirety by reference to the complete text of the foregoing agreements, copies of which are attached as exhibits to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Change in Control Agreement by and between Aceto Corporation and Salvatore Guccione

10.2	Change in Control Agreement by and between Aceto Corporation and Albert L. Eilender

10.3	Change in Control Agreement by and between Aceto Corporation and Douglas Roth

10.4	Change in Control Agreement by and between Aceto Corporation and Frank DeBenedittis

10.5	Change in Control Agreement by and between Aceto Corporation and Satish Srinivasan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ACETO CORPORATION

Date: February 18, 2015	By:	/s/ Salvatore Guccione
Salvatore Guccione
President and Chief Executive Officer